(Certain information has been omitted from this exhibit and filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2)

                                LICENSE AGREEMENT


         THIS AGREEMENT is made and effective as of May 9, 1997 by and between CNS, Inc., a Delaware corporation ("Licensee"), Cigone Enterprises, Inc., a Texas corporation ("Licensor"), and SmokeBusters of Texas, Inc. and Odor Pros, Inc., each a Texas corporation (the "Affiliates").

                                    RECITALS

         WHEREAS, Licensor is now and has been engaged in developing certain Products (as defined in Subsection 1.1) for use in removing the odor of smoke from, among other things, hair and clothing;

         WHEREAS, the Products embody inventions and designs owned exclusively by Licensor and Licensor has available certain Know-how relating to the manufacture of the Products;

         WHEREAS, Licensor owns or controls, or may hereafter own or control, certain Know-how, patents or patent applications relating to the Products;

         WHEREAS, Licensor desires to license to Licensee and Licensee desires to license from Licensor certain Know-how and patent applications of Licensor relating to the manufacture and use of the Products for removing the odor of smoke.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. GENERAL DEFINITIONS. As used herein, the following terms shall be defined in the manner set forth below:

         1.1 Products. The term "Products" shall mean products containing [confidential treatment requested] and water mixtures for removing the odor of smoke and components or ingredients therefor and related thereto, all improvements thereto, and any other products similar in function and purpose developed by Licensor or any of its employees, consultants, agents or representatives during the term of this Agreement using any Licensed Patents or Know-how; provided, however, that for any such improvement or enhancement or similar product developed by Licensor to be included within the license herein granted, Licensee shall at its option make an election for such inclusion by providing prior written notice of such election to Licensor within 30 days after Licensee learns of such improvement, enhancement or similar product.

         1.2 Know-how. The term "Know-how" shall mean any and all tangible and intangible information, technology, documents and materials in the possession and control of Licensor, necessary in order to enable Licensee to utilize fully the rights granted by Licensor to Licensee hereunder and shall include, without limiting the foregoing, the ideas, concepts, confidential information, trade secrets and techniques, as well as all the materials, documents, manuals, schematics, blueprints, specifications, patterns, art work, bills of materials and technical specifications and other information of Licensor relating to the Products.

         1.3 Licensed Patents. The term "Licensed Patents" shall mean the following: (i) all future United States patent applications related to the Products and any patents arising therefrom; (ii) the rights, patents and patent applications, if any, in any country or jurisdiction in the world corresponding to the United States patent applications; and (iii) any division, continuation, continuation-in-part, divisional, re-examined, reissued or extended letters patent, applications and petty patents, utility models, utility model conversions, inventor's certificates relating to the inventions claimed in any of the foregoing United States patents and patents pending and foreign patent rights, which may be developed, acquired or controlled by Licensor during the term of this Agreement and with respect to which Licensor shall have the right to grant the license hereinafter provided.

         1.4. Contract Year and Quarter. The term "Contract Year" shall mean each period of twelve consecutive months commencing on January 1 of the year designated in Subsection 4.3. The term "Contract Quarter" shall mean each period of three consecutive months commencing January 1, March 1, July 1 and October 1.

         1.5. Gross Revenues. The term "Gross Revenues" shall mean the gross amounts collected by Licensee from any end-user, sublicensee, assignee or other person or entity relating to or arising from the sale of Products after the deduction of (i) any amounts repaid or credited by reason of rejections or returns, and (ii) trade and quantity discounts actually allowed and taken.

         1.6. Earned Royalty. The term "Earned Royalty" shall mean the royalty payable to Licensor on Products.

         2. GRANT OF LICENSES.

         2.1 Patent and Know-how License. Except as otherwise set forth in
Section 2.5 below, Licensor hereby grants to Licensee an exclusive, worldwide, transferable right and license to manufacture and have manufactured the Products and an exclusive, worldwide, transferable license to use, sell and otherwise practice the Products and all Know-how of Licensor and any invention disclosed or claimed in any of the Licensed Patents for distribution as a product to consumers, retailers, wholesalers or otherwise. Licensor and Affiliates agree that they will (i) not manufacture or use Products except as set forth in
Section 2.5 below, (ii) not sell Products directly or indirectly to any third party other than as set forth in Section 2.5 below, (iii) not enter into any license or distribution arrangement with any person or entity other than Licensee to manufacture or sell Products and (iv) enter into and take such steps as are necessary to enforce agreements with purchasers of the Product which prohibit such purchasers from selling or distributing Products.

         2.2 Sublicenses and Assignments. Licensee may sublicense and/or assign to any third party, including affiliates of Licensee, any and all rights granted hereunder. In the event of an assignment, Licensee shall enter into a written agreement with the assignee pursuant to which the assignee shall assume all of the obligations of Licensee under this Agreement and this Agreement shall be binding upon and inure to the benefit of such assignee. In the event of a sub-license, Licensee shall enter into a written agreement with sub-licensee
(i) with a term no greater than the term of this Agreement, (ii) with rights granted to sub-licensee which are no greater than the terms of this Agreement, and (iii) pursuant to which Licensee shall use reasonable business efforts to impose upon sub-licensees similar obligations as Licensor has imposed upon Licensee under this Agreement.

         2.3 Patent Procurement and Costs. Licensee shall be responsible for and pay all patent costs and expenses (including reasonable attorneys' fees) to be incurred in obtaining, prosecuting, owning and maintaining any of the Licensed Patents issued or to be issued under the law of any jurisdiction, including filing, prosecution, working and maintenance costs and taxes. Notwithstanding the above, Licensor shall direct and control the procurement of the Licensed Patents and shall select patent counsel for such procurement (which counsel is subject to the reasonable consent of Licensee), provided, however, that Licensee shall have the right to terminate such patent counsel if Licensee has a reasonable basis for not being satisfied with such counsel's efforts or results, and in such event Licensor shall select a new patent counsel (which counsel is subject to the reasonable consent of Licensee).

         2.4 Exploitation. Except as set forth in Section 8, Licensee shall not be under any obligation to use, exploit, develop or market any license under this Agreement. Licensee shall be entitled to use its sole business judgment in deciding the manner and extent, if any, of any exploitation of any licenses granted hereunder and in deciding whether to use any other products, devices, techniques or technology competing therewith in any field of use.

         2.5 Reservation; Manufacture and Sale by Licensor. All rights not explicitly granted to Licensee in this Agreement are expressly reserved to Licensor. Notwithstanding any other provision in this Agreement, Licensor specifically retains all rights in and to the Products, Licensed Patents, and Know-how as such rights relate to Licensor's (i) manufacture and use (but not sale) of the Products in its business and (ii) manufacture of Products for, and the sale of the Products to, commercial end-users that agree not to sell the Products, and Licensee acknowledges and agrees that Licensor may license the Products to Affiliates for such limited purposes. Licensor and Affiliates shall notify Licensee within five business days of any purchase orders of a third party that exceed 40 gallons of concentrated Products in the aggregate in a calendar month and, in such event, Licensee shall have the right to assume the responsibility of manufacturing and distributing Products to such third party purchaser on behalf of Licensee or Affiliates, provided that Licensee shall have the right to terminate such sales upon a reasonable belief that such third party purchaser is reselling the Products. The price for such Products to Licensor or Affiliates for such third party purchasers shall be Licensee's actual and direct cost to manufacture and ship such Products.

         3. REPRESENTATIONS AND WARRANTIES.

         3.1 Licensor and Affiliates each hereby warrant and represent to Licensee as follows:

                  (a) Each of Licensor and Affiliates is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

                  (b) This Agreement has been duly authorized, executed and delivered by each of Licensor and Affiliates and constitutes a valid and binding obligation of Licensor and Affiliates, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by Licensor and Affiliates and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of such party's Articles of Incorporation or Bylaws or any other agreement or instrument to which such party is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which such party is subject.

                  (c) Licensor owns all the rights of Sherrie Thomas and all other employees, agents, consultants or representatives of Licensor with respect to the Products, Licensed Patents and Know-how.

                  (d) To Licensor's knowledge, there is no reason that enforceable patents will not issue in the United States or in any other jurisdiction where corresponding rights are sought.

                  (e) To Licensor's knowledge, the Products, Licensed Patents and Know-how do not infringe on any patent, copyright or other intellectual property right of any third party.

                  (f) Licensor has not received notice of any claims, actions, suits or proceedings pending or threatened effecting Licensor, the Licensed Patents or Know-how, which, if adversely determined, would have a material adverse effect upon Licensee's ability to manufacture, have manufactured, use or sell the Products or otherwise practice the rights and technology licensed to Licensee by Licensor under this Agreement and, to Licensor's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings.

                  (g) Licensor has not received any claim from any third-party proceedings relating to the Licensed Patents, Know-how, or the Products which are based upon infringement of any patent or misappropriation or misuse of trade secrets.

         3.2 Licensee hereby warrants and represents to Licensor as follows:

                  (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of Licensee's Certificate of Incorporation or Bylaws.

         4. CONSIDERATION AND REPORTS.

         4.1 Royalties. Licensee agrees to pay to Licensor royalties as follows based on the Gross Revenues from the sale of Products: (a) [Confidential treatment requested] of Gross Revenues until royalties have been paid on an aggregate total of [Confidential treatment requested] of Gross Revenues, then
(b) [Confidential treatment requested] of Gross Revenues until royalties have been paid on an aggregate total of [Confidential treatment requested] of Gross Revenues, and then (c) [Confidential treatment requested]% of all Gross Revenues in excess of an aggregate total of [Confidential treatment requested]. The royalty provided for in this Section 4.1 shall be reduced to [Confidential treatment requested] of Gross Revenues, if and when (i) a third party through patent proceedings negates the functional exclusionary utility of the Licensed Patents issued in the United States taken as a whole or (ii) a third party is marketing a competing product using the same key ingredient contained in the Licensed Products and no patents are pending in the United States Patent and Trademark Office with regard to the Products. In the event the royalty is reduced pursuant to item (i) above and, as the result of a successful appeal or otherwise, the functional exclusionary utility of the Licensed Patents is later reinstated, then the royalty rate shall also be reinstated to its original levels and Licensee shall pay Licensor an amount equal to the royalties which Licensee would have been required to pay under the original royalty rates during the period that the royalty was reduced, less the amount of royalties actually paid during such period using the reduced royalty rate.

         4.2 Quarterly Payments. All royalties due Licensor from Licensee hereunder shall be payable on a Contract Quarterly basis. Within forty-five (45) days after the end of each Contract Quarter during the term of this Agreement, Licensee shall pay to Licensor the royalty due Licensor under Subsection 4.1 through the end of the preceding Contract Quarter and shall furnish Licensor with a written statement setting forth the number of Products sold and the Gross Revenues received during such Contract Quarter, and the resulting amount of the royalty due Licensor under Subsection 4.1.

                  4.3 Minimum Royalties. To maintain its rights hereunder, Licensee shall pay to Licensor minimum royalties as follows:

                             Minimum Royalty Payment    Minimum Royalty Payment
            Contract Year       Per Contract Year        Per Contract Quarter
            -------------       -----------------        --------------------
                1998                  [Confidential treatment requested]
                1999                  [Confidential treatment requested]
                2000                  [Confidential treatment requested]
                2001                  [Confidential treatment requested]

         4.4 Minimum Royalty Payment. Licensee shall pay Licensor within forty-five (45) days after the end of each Contract Quarter, an amount equal to
(i) the minimum royalties payable pursuant to the terms of Subsection 4.3 for the Contract Quarter then ended, less (ii): (a) the aggregate amount of Earned Royalties actually paid to Licensor pursuant to the terms of Subsections

4.1 and 4.2 for the Contract Quarter then ended; (b) any patent costs, as described in Subsection 2.4, paid by Licensee, including any patent cost carry forwards, provided this deduction shall not reduce the payment to Licensor lower than the minimum guaranteed payment in Section 4.3, but will be carried forward and deducted in later periods; and (c) any Earned Royalties paid to Licensor during the prior Contract Quarters in the current Contract Year that exceed the amount of cumulative minimum royalties payable for those Contract Quarters. Licensee's failure to pay any and all amounts payable under the preceding sentence within thirty (30) days after receipt of written notice from Licensor that such amounts have not been timely paid shall render the licenses granted hereunder void and thereupon, Licensee shall have no further rights or interests of any kind or nature with respect to the Products, Know-how, License or Patents and Licensee shall take any and all action that Licensor may request to further document the provisions hereof. In the event that any law, statute, regulation, rule, guideline, ruling or decision prevents Licensee from marketing or offering Products for sale, the minimum royalty payment will be suspended until such time that Licensee is no longer prevented from marketing or offering Products for sale.

         4.5 Late Payment. Licensee shall have five (5) days to make any late payments hereunder, without interest. Thereafter, Licensee shall pay a late payment fee to Licensor calculated at a variable rate of 2% over the prime per annum interest rate as set from time to time by Norwest Bank Minneapolis, N.A. , Minneapolis, Minnesota (the "Interest Rate"), on any and all amounts that are at any time overdue and payable to Licensor under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that Licensor may have under this Agreement or law relating to a default by Licensee under this Agreement.

         4.6 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, Licensee shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to Licensor under this Agreement may be readily calculated. Further, Licensee shall preserve and permit examination of such records by Licensor's representatives at reasonable intervals and under reasonable conditions during the term of this Agreement and for three (3) years thereafter and, upon request, shall supply to Licensor's representatives all information useful in making a proper audit and verification of Licensee's performance of its obligations under this Agreement.

         4.7 Underpayment. If Licensor determines by audit and inspection of Licensee's books and records that Licensee has failed to pay all royalties due under Subsection 4.1, Licensee shall pay Licensor 105% of such additional royalties as may be due. If the amount of underpayment exceeds 5% of the royalties due under Subsection 4.1, then Licensor shall, in addition to any other remedies available to it, recover from Licensee the reasonable costs incurred in making any such audit and inspection pursuant to Section 4.6 hereof which revealed such shortfall.

         4.8 Buy-Out of License Rights. At any time on or after January 1, 2002, Licensee may purchase any and all rights to the Products, Know-how and Licensed Patents, as such rights are set forth in Section 2.1 above, by giving Licensor written notification of its election to exercise this buy-out option and by making the following payments (collectively referred to herein as the "Buy-Out

Payments") to Licensor: (i) an amount equal to three (3) times the total Earned Royalty paid or payable with respect to the most recent four (4) consecutive Contract Quarters (the "Evaluation Period"), and (ii) quarterly payments in the amount of [confidential treatment requested] per Contract Quarter ending on the earlier of the twelfth Contract Quarter after the buy-out option is exercised or the Contract Quarter ending on December 31, 2006; provided that Licensee shall not be entitled to make such election and consummate such purchase unless a competing product is being offered and Gross Revenues during the Evaluation Period do not exceed Gross Revenues from the four (4) consecutive Contract Quarters preceding the Evaluation Period.

         5. INDEMNIFICATION.

         5.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature arising out of the breach by Licensor of any of its warranties, representations and covenants under this Agreement or by any misuse by Licensor of the patent process or fraud by Licensor on the patent office or notice by Licensor before the date hereof of a claim by any party of a prior or superseding right to practice the art of and commercialize the Products.

         5.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature:
(a) arising out of the breach by Licensee of any of its covenants under this Agreement; or (b) arising out of any actual or alleged defect in a Product.

         6. PROTECTION AGAINST INFRINGEMENT. In the event that Licensee becomes aware of activity on the part of any third party which may constitute infringement of the Licensed Patents, or any other intellectual property rights with respect to which Licensee is granted a license hereunder, Licensee shall give Licensor written notice thereof. Upon reasonable request by Licensor, Licensee shall, at its sole expense, initiate and thereafter diligently maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate civil action for infringement and the taking of such other action as may be necessary or appropriate, to enforce the Licensed Patents or other intellectual property rights with respect to which Licensee is granted a license hereunder. In such event, (i) Licensor will permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith and
(ii) Licensee shall receive the full benefits of any action it takes pursuant to this subsection, including retaining all sums recovered in any such suit or in settlement thereof after paying Licensor the Earned Royalties which shall be calculated from the amount of Gross Revenues, if any, asserted by Licensee to support any award of compensatory damages (as opposed to punitive or any other damages). Licensor may, at its option and its cost and expense, participate in meetings with Licensee and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping Licensor informed of the status of any proceedings commenced by Licensee pursuant to this Section 6.

         7. TERM AND TERMINATION.

         7.1 Term. This Agreement shall commence on the effective date hereof and shall expire, unless earlier terminated pursuant to Sections 4.8, 7.2 or 7.3 of this Agreement, upon the expiration of the last of the Licensed Patents to expire or, at the sole discretion of Licensee, ten (10) years from the date hereof if no patent has issued. If a pending patent issues after ten (10) years from the date hereof and after the expiration of the Agreement, the Agreement shall be reinstated in full and shall expire, unless terminated pursuant to the terms of this Agreement, upon the expiration of the last of the Licensed Patents.

         7.2 Termination by Licensor. If Licensee defaults in any of its obligations under this Agreement, Licensor shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

         7.3 Termination by Licensee. (a) This Agreement may be terminated by Licensee at any time at will, with or without cause, by the giving of at least thirty (30) days' written notice to Licensor by Licensee in which event such license shall terminate upon the effective date stated in any such notice. In the event of the termination of any such license, neither Licensor nor Licensee shall have any further obligation to the other party hereunder except as expressly provided in Subsection 7.4 below.

                  (b) Upon the termination of any license granted under this Agreement, Licensee may, after the effective date of such termination, sell any of its (i) completed Products, (ii) Products then in the process of manufacture and (iii) Products with respect to which manufacture has been committed at the time of termination by reason of either (x) any contracts for the purchase of materials to be used in the manufacture of such Products or (y) any contract for the sale of such Products. All such sales and uses shall be subject to the royalty provisions of Section 4 of this Agreement as though the termination of this Agreement had not occurred.

                  (c) Except as expressly provided in Subsection 7.3(b), after termination of this Agreement, Licensee may not use develop, market or sell the Products, Know-how, or Licensed Patents in any way or manner that would violate any rights of Licensor and Licensee shall take any and all steps reasonably requested by Licensor to fully document the complete vesting of all rights licensed hereunder to Licensee by Licensor upon any such termination.

         7.4 Continued Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement. Additionally, notwithstanding anything contained herein to the contrary, Sections 3, 4 (including Subsection 4.8 to the extent then exercised) and 5 shall survive termination of this Agreement and remain in full force and effect; provided, that Licensor and Licensee hereby acknowledge that they may not bring claims against one another based upon the representations and warranties contained in Section 3, except to the extent such representations and warranties are not accurate as of the date hereof.

         8. LICENSEE'S UNDERTAKINGS.

         8.1 Licensing Fee and Payment. On the date hereof, Licensee will pay to Licensor the sum of $20,000 as a license fee.

         8.2 Manufacturing. Licensee will develop systems, or have systems developed for, and will begin the manufacture of salable Products by October 1, 1997, provided no law, statute, regulation, rule, ruling, guideline, order or decision prevent Licensee from marking or offering Products for sale.

         8.3 Marketing. No later than January 1, 1998, Licensee will prepare promotional materials and sample packages of Products for promotional distribution. Licensee will also attend relevant trade shows and train its direct sales force and independent sales representative groups under contract to begin selling the Products.

         8.4 Marking. Licensee shall apply the patent notices to the Products and Product advertising and packaging that are reasonably required by Licensor.

         8.5 Confidentiality. Licensee shall maintain the confidentiality of Licensor's confidential information, both during and after the term of this Agreement. After this Agreement is terminated, Licensee shall not use any of Licensor's confidential information for any purpose that is not specifically provided for in Section 7.3(b) of this Agreement.

         9. MISCELLANEOUS.

         9.1 Force majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency; provided, however, nothing set forth in this Subsection 9.1 shall be construed to relieve Licensee of the requirement that it pay minimum royalties pursuant to Subsections 4.3 and 4.4 hereof.

         9.2 Waiver. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's right under this Agreement with respect to other violations.

         9.3 Remedies. The election by either party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of either party shall be cumulative. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, each party shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

         9.4 Notices. All notices and replies thereto required hereunder shall be in writing, signed by the party giving notice, placed in an envelope and either delivered by hand or sent by facsimile or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice shall be given, mailed or sent to the other party at the following addresses or at such other address as may be given by proper notice:

         If to Licensor
         or Affiliates:             Cigone Enterprises, Inc.
                                    [confidential treatment requested]
                                    Attn:   Sherrie Thomas

         With a copy to:            Kuperman, Orr, Mouer & Albers
                                    100 Congress Avenue
                                    Suite 1400
                                    Austin, TX 78701
                                    Attn:   Vince Mouer
                                    Fax No.:  512-322-8143

         If to Licensee:            CNS, Inc.
                                    4400 West 78th Street
                                    Minneapolis, MN 55435
                                    Attn:   Daniel E. Cohen, M.D.
                                    Fax No.:  612-820-6697

         With a copy to:            Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    80 South 8th Street
                                    Minneapolis, MN 55402-2205
                                    Attn:   Patrick Delaney
                                    Fax No.:  612-317-3207

         Either party hereto may designate any other address for notices given hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

         9.5 Entire Agreement. Agreement represents the entire agreement between the parties with respect to the subject matter hereof; there are no oral promises, representations or warranties. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

         9.6 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their respective successors and assigns.

         9.7 Governing Law. This Agreement shall be governed by, construed and enforced under the internal laws (and not the laws of conflicts) of the State of Minnesota.

         9.8 Severability. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, such portion shall be deemed revised or "blue lined" so that it is enforceable to the fullest extent possible under applicable law and the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CNS, INC.


                                       By: Daniel E. Cohen, M.D.

                                          Its: President


                                       CIGONE ENTERPRISES


                                       By: Sherrie Thomas

                                          Its: President


                                       SMOKEBUSTERS OF TEXAS, INC.


                                       By: Sherrie Thomas

                                          Its: President


                                       ODOR PROS, INC.


                                       By: Sherrie Thomas

                                          Its: President